SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 5th day of December 2013, to the Distribution Agreement dated as of June 12, 2012, as amended (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add the Kellner Long/Short Fund; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	Name: James R. Schoenike
Title: President	Title: President

Kellner

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Advisors Series Trust

Name of Series	Date Added
Kellner Merger Fund
Kellner Event Fund
Kellner Long/Short Fund	On or after December 5, 2013

Kellner	2